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                                                                     Exhibit 4.2

                          ARCHSTONE COMMUNITIES TRUST
           (a real estate investment trust of the State of Maryland)


                           CERTIFICATE OF CORRECTION

     Archstone Communities Trust, a Maryland real estate investment trust ("Archstone"), hereby certifies to the State Department of Assessments and Taxation of Maryland (the "Department") that:

     FIRST: The title of the document that is being corrected is "Articles Supplementary of Board of Trustees Classifying and Designating a Series of Preferred Shares as Series E Cumulative Redeemable Preferred Shares of Beneficial Interest and Fixing Distribution and Other Preferences and Rights of Such Series".

     SECOND: Archstone is the sole party to the document being corrected.

     THIRD: The document to be corrected hereby was filed with the Department on August 13, 1999.

     FOURTH: The provisions to be corrected in clause (A) of the first sentence of Section 8(d) of the document as previously filed read as follows:

     "(A) designate or create, or increase the authorized or issued amount of, any class or series of shares ranking senior to or on parity with the Series E Preferred Shares with respect to payment of distributions or rights upon liquidation, dissolution or winding-up of the Trust or reclassify any authorized shares of the Trust into any such shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares,"

     The provisions in clause (A) of the first sentence of Section 8(d) of the document as corrected shall read as follows:

     "(A) designate or create, or increase the authorized or issued amount of, any class or series of shares ranking senior to the Series E Preferred Shares with respect to payment of distributions or rights upon liquidation, dissolution or winding-up of the Trust or reclassify any authorized shares of the Trust into any such shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares,"


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                                                                     Exhibit 4.2

     Each of the individuals signing this Certificate of Correction acknowledges this Certificate of Correction to be the act of the party hereto, and, as to all other matters of facts required to be verified under oath, that to the best of his or her knowledge, information and belief, these matters are true in all material respects and that this statement is made under penalties of perjury.

     IN WITNESS WHEREOF, the undersigned have executed this Certificate of Correction as of this 12th day of October, 1999.


                              ARCHSTONE COMMUNITIES TRUST


                              By: /s/ Charles E. Mueller, Jr.
                                  ---------------------------
                              Charles E. Mueller, Jr.
                              Senior Vice President and
                              Chief Financial Officer


                              ATTEST:


                                  /s/ Caroline Brower
                                  ----------------------------
                              Caroline Brower
                              General Counsel and Secretary

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